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                             EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 14th day of October, 1997 by and between THE MARQUEE GROUP, INC., a Delaware corporation with an office for the conduct of its business at 888 Seventh Avenue, New York, New York 10019 (the "Company"), and DONALD L. DELL, an individual residing at 1220 Stoney Creek Road, Potomac, Maryland 20854 (the "Executive").

         WHEREAS, the Company is engaged in the business of providing management, licensing, sponsorship sales, marketing, consulting and production services to sports related businesses and talent; and

         WHEREAS, the Company has entered into a Purchase and Sale Agreement with the Executive, ProServ, Inc. ("ProServ"), and ProServ Television, Inc. ("TV") (ProServ and TV are sometimes collectively referred to herein as the "Subsidiaries"), each a Delaware corporation, dated as of June 25, 1997, for the acquisition of certain issued and outstanding shares of the capital stock of ProServ and TV (the "Stock Acquisition"); and

         WHEREAS, upon the closing of the Stock Acquisition, ProServ and TV shall become subsidiaries of the Company; and

         WHEREAS, at the closing of the Stock Acquisition, the Company desires to employ the Executive as the Chairman of the Board of Directors and Chief Executive Officer of ProServ and of TV and as a member of the Board of Directors of the Company, and the Executive is willing to be employed in such capacity; and



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         NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

         1.       Employment and Acceptance; Term.

                  The Company hereby employs the Executive, and the Executive agrees to be employed by the Company, for a term (the "Term") commencing on the date of the closing of the Stock Acquisition (the "Effective Date") and continuing for a period of four (4) years thereafter, provided, however, that
(a) the Executive may, in his sole discretion, and without further obligation or liability to the Company, terminate his employment as of the end of the third year of the Term upon written notice delivered by the Executive to the Company not less than ninety (90) days prior to the end of the third year of the Term, and (b) in the event that the Executive shall not elect to so terminate his employment, the Company shall have the option to extend the Executive's employment for a fifth year, commencing on the fourth anniversary of the Effective Date and continuing for a period of one (1) year thereafter, upon written notice delivered from the Company to the Executive no later than ninety (90) days prior to the expiration of the fourth year of the Term, and upon the Company's exercise of such option such additional period shall be deemed included within the Term for the purposes of this Agreement.

         2.       Duties

                  (a) During the Term of this Agreement, the Executive shall be employed as the Chief Executive Officer of ProServ and of TV, and shall perform his duties and responsibilities in accordance with the standards observed by senior executives in comparable businesses, subject at all times to the direction of the Board of Directors of the Company and the Board of Directors of the Subsidiaries. The Executive's duties shall be those appropriate to a


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chief executive officer of a wholly-owned subsidiary of a public company, which chief executive officer's primary focus is on business development, policymaking and long-range strategic planning.

                  (b) During the Term of this Agreement, the Company agrees
(i) to cause the Executive to be elected and re-elected as a Director and the Chairman of the Board of Directors of each of ProServ and TV, and (ii) to nominate the Executive for election to the Board of Directors of the Company and to use its best efforts to cause the Executive's election to such position. The Executive agrees to serve in such capacities upon such appointments.

                  (c) The Executive shall devote substantially all of his business time, labor, skill and energy to the business and affairs of ProServ, TV, and the Company and to the duties and responsibilities specified in Sections 2(a) and (b) of this Agreement. Notwithstanding the foregoing provision in this Section 2(a), however, the Executive may continue to engage in activities unrelated to the business of ProServ, TV, or the Company and may retain compensation from such activities, provided, however, that such activities (i) are for entities that are not in competition with ProServ, TV or the Company, (ii) do not occupy more than approximately 20% of the Executive's working time, and (iii) do not interfere with the Executive's responsibilities to the Company under this Agreement.

                  (d) The Executive covenants and agrees that for so long as he is actively employed by the Company, he shall inform the Company of each business opportunity related to the business of ProServ, TV, the Company or any of the Company's subsidiaries of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, or acquire any


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interest of any type in any other business, which is in competition with
ProServ, TV, the Company, or any of the Company's subsidiaries; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as an investment: (i) up to 5% of any securities of a non-publicly traded partnership, trust, corporation or other entity so long as he remains a passive investor in such entity, or (ii) up to 5% of any securities of any publicly traded partnership, trust, corporation or other entity provided he remains a passive investor in such entity.

         3. Location of Employment. The headquarters for the performance of Executive's services, as specified in Sections 2(a) and (b) of this Agreement, shall be located in the Washington, D.C./Arlington, Virginia area (the "ProServ Principal Office") and the Company shall not, during the Term, relocate the ProServ Principal Office outside of the Washington, D.C. metropolitan area without the Executive's prior written consent. The Company shall maintain for the Executive at the Company's principal offices, currently located at 888 Seventh Avenue, New York, New York 10019, a suitable permanent, non-exclusive office and, upon reasonable notice, shall make available to the Executive secretarial service at such office consistent with that afforded to other senior executives of the Company.

         4.       Compensation Benefits and Expenses.

                  (a) The Company shall, during the continuance of the Executive's employment hereunder, pay to the Executive, and the Executive agrees to accept, in consideration of his services, an annual salary (the "Base Salary") of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) with annual adjustments representing any annual percentage increase in the Consumer Price Index for the New York, New York Metropolitan


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Statistical Area. The Base Salary shall be payable bi-weekly in accordance with the Company's normal payroll practices. Executive's Base Salary may be increased, but in no event decreased, in the discretion of the Company's Board of Directors.

                  (b) During the Term of this Agreement, the Executive shall be entitled to participate in all employee benefit, pension, profit-sharing, savings, group insurance, hospitalization, medical, health and accident, disability or similar plans or programs of the Company to the same extent as provided to other senior executives of the Company. The Executive also shall be entitled to participate in any other benefits that, from time to time, may be provided to employees having a similar position in the Company as Executive. Nothing contained herein shall be deemed as an obligation on the part of the Company to adopt or maintain any such employee benefits or to provide any specific amounts of such benefits.

                  (c) The Company shall deduct from the Base Salary and all other cash amounts payable by the Company under the provisions of this Agreement to the Executive, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive (a "designee"), all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Executive or charges on cash benefits payable by the Company hereunder to his estate, legal representatives or designee.

                  (d) During the Term of this Agreement, the Executive shall be entitled to receive an annual bonus (the "Bonus"), payable within thirty
(30) days after the Company's fiscal year end audit is complete, in the amount of not less than $150,000 for any year during the Term

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in which ProServ and TV together achieve either: (a) 100% of the combined budgeted revenue for ProServ and TV for such year or (b) 75% of the combined budgeted Operating Income (as defined below) for ProServ and TV for such year (the "Low End Performance Goals"). The annual Bonus shall be increased to not less than $250,000 for any year during the Term in which ProServ and TV together achieve either: (a) 115% of the combined budgeted revenue for ProServ and TV for such year or (b) 100% of the combined budgeted Operating Income for ProServ and TV for such year (the "High End Performance Goals"). The annual Bonus shall be adjusted for any year during the Term in which ProServ and TV together achieve any performance goal between the Low End Performance Goals and the High End Performance Goals. In addition, the annual Bonus shall be prorated for any fiscal year during the Term in which the Employee is employed by the Company for less than an entire fiscal year. The budgeted revenue and budgeted Operating Income shall be determined in accordance with the regular management practices of the Company, in which process the Executive will participate as the Chief Executive Officer of the Subsidiaries. "Operating Income" shall be defined as pretax income determined in accordance with the historical accounting practices of ProServ and TV and shall be determined so as to (i) include only operating income generated by the Subsidiaries to the exclusion of other businesses owned and operated by the Company that are in competition with the Subsidiaries and (ii) exclude any overhead, management or similar charge or burden imposed or allocated among its subsidiaries by the Company. The Board of Directors of the Company, in its discretion, may increase (but not decrease) the annual Bonus in any year during the Term. In the event of any combination of the Company or any affiliates and any of the Subsidiaries, the Company and the Executive shall negotiate in good faith a suitable adjustment to the bonus plan so as to accord as closely as practicable with the current bonus plan.


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                  (e) The Executive shall be entitled to receive annually, on the Effective Date and upon each anniversary thereof during the Term, options to purchase 40,000 shares of the Company's Class A Common Stock, adjusted for any stock split, stock dividend or the like subsequent to the Effective Date (the "Stock Options"). The exercise price of each set of the Stock Options shall be based upon the closing price of the Company's publicly traded Class A Common Stock on the date of issuance of the Stock Options to the Executive. Each grant of Stock Options shall fully vest on the date of their issuance to the Executive and shall be exercisable for the longer of (i) the average exercise period for grants of options to senior executives by the Company in the relevant year or (ii) seven (7) years from the date of their issuance, irrespective of any earlier termination of the Term or of this Agreement. Each grant of Stock Options shall, except as set forth herein, be subject to the same terms and provisions as those granted to other senior executives of the Company. The Company shall reserve at all times from its authorized but unissued shares (or treasury shares) of Class A Common Stock sufficient shares of such stock to satisfy the exercise of all Stock Options then held by the Executive. All shares issued pursuant to the exercise of any Stock Options shall be registered under the Securities Exchange Act of 1934, and the immediate resale thereof by the Executive shall be registered under Section 5 of the Securities Act of 1933.

                  (f) The Company shall reimburse the Executive, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company's regular procedures in effect from time to time, all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by him in the performance of his duties in accordance with the Company's policies and procedures hereunder.

         5.       Vacation.


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                  The Executive shall be entitled to paid vacation time at the average rate afforded to other senior officers of the Company but in no event less than four (4) weeks per year during the Term of this Agreement. In addition, Executive will be permitted to observe religious holidays as personal days, and such days off will not be applied against Executive's vacation time.

         6.       Total Disability.

                  If the Executive becomes disabled during his employment hereunder so that he is unable for a period of twenty-six (26) consecutive weeks to perform his duties under this Agreement ("Total Disability"), the Company shall pay to the Executive all compensation and maintain in effect all employee benefit, pension and insurance (including group health insurance coverage) during such period; thereafter, the Company shall pay the Executive all compensation and maintain in effect all employee benefit, pension and insurance (including group health insurance coverage) for an additional six
(6) month period, after which no further obligations shall be due to the Executive from the Company hereunder. The Company shall have the right to offset against the foregoing payments the amount of any proceeds received by the Company and paid to the Executive under any disability insurance policies maintained by the Company.

         7.       Confidential Information.

                  All records, papers, models, programs and other documents kept or made by the Executive during the Term of this Agreement relating to the business or affairs of ProServ, TV, or the Company and/or its clients or customers shall be and remain the property of the Company, and to the extent available shall be delivered by the Executive to the Company as may be required, upon the expiration or earlier termination of this Agreement.

         8.       Restrictive Covenants.


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                  (a) The Executive shall be prohibited from disclosing to
anyone (except to the extent reasonably necessary to perform the Executive's duties hereunder) any confidential information concerning the business or affairs of ProServ, TV, the Company or its Subsidiaries which the Executive may have acquired in the course of and as incident to his employment or prior dealing with ProServ, TV, the Company or its subsidiaries, including, without limitation, client lists, business or trade secrets, or methods or techniques used by ProServ, TV, the Company or its subsidiaries in or about its business, provided, however, that the Executive need not keep confidential any information that (i) is obtained through other lawful sources not bound by a confidentiality agreement with the Company or either Subsidiary, (ii) is or becomes known within the trade or the public through no fault of the Executive, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or to protect the judicial rights of the Executive (provided the Company is given reasonable prior notice to the extent lawful) or (iv) is developed by the Executive independently of the disclosure by the Company or either Subsidiary.

                  (b) Subject to Section 8(e), during the Term of this Agreement, the Executive will not:

                           (i) influence or attempt to influence any employee
of ProServ, TV, the Company or its subsidiaries to terminate his or her employment with ProServ, TV, or the Company;

                           (ii) influence or attempt to influence any person
or persons, firm, association, syndicate, partnership, company, corporation or other entity that is then a contracting party with ProServ, TV, the Company or its subsidiaries to terminate any written or oral agreement with ProServ, TV, the Company or its subsidiaries;


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                           (iii) employ and will not solicit employment
elsewhere of any employee or consultant of ProServ, TV, the Company or its subsidiaries; and

                           (iv) subject to Sections 2(c) and 2(d), directly or
indirectly, individually or with others, own, manage, operate, control, be employed by, participate in, solicit any business from, perform consultation services for, or be connected in any manner to the business of providing management, licensing, sponsorship sales, marketing, consulting and production services to sports related businesses and talent, in any area.

                  (c)      The Executive hereby acknowledges that:

                           (i) the respective times, area and scope of
activities agreed to in subsections (a) and (b), above, are reasonable in scope and necessary for the protection of the business and good will of the
Company:

                           (ii) since it is the understanding and desire of
the parties hereto that the covenants contained in subsections (a) and (b), above, be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement may be sought, should any particular provision of such covenant be deemed invalid or unenforceable, such provision shall be deemed amended to delete therefrom the invalid portion, and the deletion shall apply only with respect to the operation of such provisions;

                           (iii) to the extent a provision is deemed
unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, such provision shall be enforceable only to the extent permissible under the laws and public policies applied in the jurisdiction to which enforcement is sought; and

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                           (iv) the Executive's obligation and undertaking
provided for in this Section 8 shall, to the extent applicable, continue beyond the termination of the Executive's relationship with the Company hereunder to the extent provided herein.

                  (d) The Executive acknowledges that the services to be rendered by him hereunder are extraordinary and unique and are vital to the success of the Company's business, and that the breach of any of the covenants undertaken hereunder would cause substantial damage to the Company, impossible to exact ascertainment. Therefore, in the event of the breach or threatened breach by the Executive of any of the terms and conditions of this Agreement to be performed by him, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction, to seek immediate injunctive relief with notice but without bond.

                  (e) In the event that (i) the Company terminates the Executive for "Cause" pursuant to Section 9(a)(iii) or (ii) the Executive voluntarily terminates his employment in violation of this Agreement and without "Adequate Justification" (as defined in Section 9(b)(ii)), the Executive shall remain subject to the non-compete provisions of Section 8(b) for one year following such termination, but shall otherwise have no further liability or obligation hereunder to the Company. In the event that the Executive (i) exercises his right to terminate his employment at the end of the third year of the Term pursuant to clause (a) to the proviso contained in
Section 1 and (ii) further elects, in his sole discretion, to remain subject to the noncompete provisions of Section 8(b) for a one-year period beginning on the third anniversary of the Effective Date, the Company shall grant to the Executive, in consideration thereof, on such third anniversary of the Effective Date, additional Stock Options for 40,000 shares of Class A Common Stock (adjusted as in Section 4(e)).

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The vesting, exercise period, exercise price determination and all other terms and provisions of such Stock Options shall be the same as for those Stock Options granted to the Executive during the Term pursuant to Section 4(e). In all other circumstances involving the early termination or expiration of the Term, including the extension by the Company of the Term for a fifth year pursuant to clause (b) to the proviso contained in Section 1 followed by the termination or expiration of the Term, the Executive shall be subject to no non-compete provisions unless the Company and the Executive reach a separate agreement on mutually agreeable terms with respect thereto.

         9.       Termination of Executive's Employment

                  (a) Notwithstanding the provisions of Section 1 hereof, the Executive's employment hereunder may be terminated prior to the expiration of the term by the Board of Directors of the Company, upon the happening of any of the following events:

                           (i) Upon the death of the Executive;

                           (ii) Upon the Total Disability of the Executive; or

                           (iii) For Cause, which shall be defined as (A) the
occurrence of any material breach of the restrictive covenants contained in
Section 2, Section 7, and Section 8 herein; (B) an event of willful malfeasance or gross negligence in the performance of the Executive's duties hereunder or the willful failure of Executive to perform his duties hereunder, which malfeasance, negligence or failure has a material adverse effect on the business of ProServ, TV, or the Company, taken as a whole, and continues for a period fifteen (15) days after written notice is delivered to the Executive specifying such malfeasance, negligence or failure; (C) the conviction of the Executive of a felony criminal offense; (D) any act of fraud or embezzlement upon ProServ, TV, the Company or its subsidiaries; or (E) determination by a court of competent jurisdiction that (1) the Executive


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personally made a willful misrepresentation in the Stock Acquisition, (2) the
Company made a proper claim with respect thereto prior to the end of the twelfth month following the closing of the Stock Acquisition and (3) the effect of such willful misrepresentation was such as to misstate the value of the Subsidiaries by in excess of $1,000,000, provided, however, that in the event that any conviction under clause (C) ,or determination under clause E is subsequently reversed on appeal (y) Executive shall be entitled to prompt reimbursement of all compensation previously denied him hereunder as a result of such conviction or determination (without reduction for any earnings of Executive in the interim) and (z) the Company shall, at its sole option, either reinstate Executive to his prior position and contractual status or deem Executive to have terminated his employment with "Adequate Justification" pursuant to Section 9(b)(ii) hereof.

                  (b) Notwithstanding the provisions of Section I hereof, the Executive may terminate his employment hereunder prior to expiration of the Term without liability or further obligation to the Company:

                           (i) in accordance with clause (a) of the proviso
contained in Section 1; or

                           (ii) with "Adequate Justification" Adequate
Justification shall mean (A) an involuntary reduction (formal or informal) in the Executive's titles or reporting lines below those contemplated by this Agreement, (B) an involuntary reduction in the Executive's normal duties as contemplated by Sections 2(a) and 2(b) of this Agreement, (C) a relocation of the ProServ Principal Office in violation of Section 3, (D) the sale or other disposition to a nonaffiliated party of all or substantially all of the stock or assets of ProServ or TV prior to the second anniversary of the effective date of this Agreement; or (E) any other material breach by the Company of this Agreement

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that continues for a period of fifteen (15) days following delivery of written notice thereof by the Executive to the Company.

         10.      Consequences of Termination of this Agreement.

                  (a) In the event that Executive's employment is terminated in accordance with Section 9(a) (i) above, the Executive's estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, (i) all accrued but unpaid Base Salary through the date of termination and a ratable portion of any Bonus otherwise payable with respect to the year during which the termination occurred (a "Ratable Bonus") plus (ii) an amount equal to twelve (12) months Base Salary at the rate then in effect.

                  (b) In the event that Executive's employment is terminated in accordance with Section 9 (a) (ii) above, the Executive (or, if applicable, his estate, legal representatives or designee) shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, the benefits set forth in Section 6 of this Agreement.

                  (c) In the event that Executive's employment is terminated in accordance with Section 9 (a) (iii) above, the Executive shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, all accrued but unpaid Base Salary through the date of termination and a Ratable Bonus.

                  (d) In the event that the Executive terminates his employment in accordance with Section 9(b)(i) above, the Executive shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, all accrued but unpaid Base Salary through the date of termination and a Ratable Bonus.


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                  (e) In the event that (i) the Company terminates Executive's employment other than as provided in Section 9(a), or (ii) the Executive terminates his employment in accordance with Section 9 (b)(ii) above, the Executive shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, all accrued but unpaid Base Salary through the date of termination, a Ratable Bonus and all Base Salary, Bonus and other benefits otherwise payable pursuant to Section 4 for the remainder of the Term of this Agreement.

         11.      No Mitigation.

                  The Executive shall have no duty to seek to mitigate any damages or other payments payable hereunder and caused by the termination of his employment prior to expiration of the Term. In the event that the Executive shall engage in any other employment thereafter, whether self-employment or employment for a third party, there shall be no reduction of or offset to any payments otherwise payable to him hereunder as a result of such termination as a result of any compensation or other payments to the Executive arising from such other employment.

         12.      Assignability; Sale of Company.

                  This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company in the event that the Company shall
(a) sell all or substantially all of the assets of the Company, or (b) consolidate with or merge into any other entity, in either which event the purchaser or successor entity shall expressly assume and be liable for all of the obligations of the Company under this Agreement. In the circumstances of a sale of all or substantially all of the Company's assets to a creditworthy successor who assumes all of the Company's obligations hereunder, and who is no less financially capable than the Company of meeting its obligations under

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this Agreement, the Executive shall release the Company from any further obligations hereunder. In no event may the Executive assign his obligations under this Agreement.

         13.      Merger of the Company and the Subsidiaries.
The Company shall consult with the Executive prior to any merger, consolidation, or other combination of the Company and any of the Subsidiaries. In the event that the Company and any of the Subsidiaries enter into such combination during the Tenn or while the Executive is subject to the non-compete provisions of Section 8 hereof, the name of the resulting entity shall: (i) contain the term "ProServ", (ii) reflect the historical value and quality associated with the name "ProServ" and (iii) be chosen only after meaningful consultation with the Executive. In addition, in the event that the Executive is employed by the Subsidiaries or the Company at the time of such consolidation, the Executive shall be employed as the co-chairman of the board of directors of the surviving entity of the combination.

         14.      Alternative Dispute Resolution.

                  (a) In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to this Agreement, the Executive and representatives of the Company shall meet at a place mutually agreed upon by such parties as soon as reasonably possible (but not later than ten (10) days after notice from any party hereto to the other that the party giving notice has such a dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within ten (10) days from the date of such meeting, they shall proceed as set forth below.

                  (b) First, the parties shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution ("ADR") mechanism, including without limitation choosing one or more third


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party arbitrators; and (ii) set forth the general framework for the ADR process. If the parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) days from the date of the initial proposal from any party with respect thereto, the parties shall enter into binding arbitration as set forth below.

                  (c) All disputes among the parties arising out of or relating to this Agreement that are not resolved by good faith negotiations between the parties or by an ADR mechanism as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq. All disputes as to whether any dispute is subject to arbitration shall also be settled by binding arbitration. Either party may commence arbitration proceedings at any time after the fifth (5th) day after delivery of notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

                  (d) Any arbitration shall be conducted in the Washington, D.C. metropolitan area (or such other area mutually agreeable to all parties) before a single arbitrator mutually selected by the parties thereto or, in the event the parties shall fail to agree, by a three-person panel acting pursuant to the Commercial Arbitration Rules and, if applicable at such time, the Streamlined Arbitration Rules and Procedures, then in effect of the American Arbitration Association. Any three person arbitration panel shall consist of one arbitrator selected by each disputing party and one arbitrator selected by the first two arbitrators. The presentation of evidence shall be governed by the Federal Rules of Evidence. Discovery shall be controlled by the arbitrator/panel.

                  (e) Any arbitration award made shall:

                           (i) set forth the arbitrator/panel's findings of
fact and conclusions of law and afford any such remedy as is within the scope of the Agreement;

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                           (ii) be made on an expedited basis to the extent
feasible;

                           (iii) be final and binding upon the parties and may
be entered for enforcement in any court of competent jurisdiction; and

                           (iv) include as part of the arbitrator's/ panel's
determination the responsibility among the parties for payment of the arbitrator's/panel's fees and expenses, and the prevailing party on any issue in any arbitration shall be entitled to recover from the other party all fees and expenses (including without limitation reasonable attorneys' and other professionals' fees and disbursements) incurred in pursuing such issue if the arbitrator/panel, in its discretion, determines that such an award is warranted.

                  (f) Each party will participate in any such arbitration in good faith and will (and will cause its representatives, employees and affiliates to, and will request each participant in any ADR mechanism and each arbitrator to) hold the existence, content and result of any dispute in confidence except to the extent that disclosure of any such information is required by law.

                  (g) This Paragraph 14 shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, provided, however, that, notwithstanding this provision, any party may seek interim judicial relief in aid of ADR or arbitration, to prevent a violation of this Agreement pending ADR or arbitration or to enforce any ADR or arbitration award.

         15.      Governing Law.

                  This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts executed in and to be performed solely within the State of New York without giving effect to any otherwise applicable principles of conflicts of laws.

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         16.      Ability to Fulfill Obligations.

                  Neither the Company nor the Executive is a party to or bound by any agreement that would be violated by the terms of this Agreement.

         17.      Notice.

                  Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telegram, facsimile transmission or similar method if confirmed by mail or courier as herein provided; by mail if sent postage prepaid by registered or certified mail, return receipt requested; by prepaid courier; or by hand delivery to any party, in each case at the address of the party first above set forth. Any notice, direction or instruction shall be deemed to have been given or made on the day on which it was delivered to the address provided for in this section or tendered thereat and refused. Any party may, from time to time, by like notice give notice of any change of address and in such event the address of such party shall be deemed to be changed accordingly.

         18.      Further Assurances.

                  The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

         19.      Entire Agreement.

                  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements and understandings, including all relevant portions of that certain letter of intent between

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



the parties hereto dated as of May 16, 1997. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the parties to this Agreement that states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         20.      Severability.

                  Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

         21.      Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

         22.      Headings.

                  All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.


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



         23.      Survival of Certain Provisions.

                  The provision of Sections 7, 8, 10, 13, 14, 25 and 26 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of the Term of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

         24.      Successors and Assigns.

                  Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and any successor or assign, and upon the Executive and his executors, administrators, heirs and legal representatives.

         25.      Indemnification and Exoneration.

                  Executive shall be entitled to the benefit of the most expansive indemnification and exoneration provisions of each of the Company and the Subsidiaries that are applicable at any time to any director or officer thereof, provided, however, that in no event shall such provisions, as applied to Executive, ever be less expansive or more restrictive in any way than those in effect as of the effective date of the Purchase and Sale Agreement referred to in the second WHEREAS clause hereof.

         26.      Interpretation.

                  No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted such provision. For all purposes of this Agreement, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as "herein", "hereof', and the like shall refer to this Agreement as a whole and not to any particular Section within this Agreement; (d) the term

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


"include" means "include without limitation"; and (e) the term "or" is intended to include the term "and/or".

         IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


                                   THE MARQUEE GROUP, INC.



                                   By: /s/ Jan E. Chason
                                       ------------------------------------
                                       Jan E. Chason
                                       Chief Financial Officer & Treasurer



                                    /s/ Donald L. Dell
                                    ---------------------------------------
                                         Donald L. Dell



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